Exhibit 10.15
DESCRIPTION OF MANAGEMENT BONUS PLANS
The Company’s officers and certain key managers are included in a bonus plan (the “Bonus Plan”). Each Bonus Plan participant is notified of a dollar amount or the percentage of base salary up to which he or she is eligible to earn as a bonus and the goals which much be achieved to be eligible to receive such bonus. For fiscal year 2008, the percentages range from 10% to approximately 65% of base salary and the goals are or include (a) the participant receiving an overall job performance rating of “Effective” or better and (b) the Company earning net income within or above a specified range (the “Eligibility Range”). For participants below the senior vice president level, each participant must also achieve (or be part of a department which achieves) specific goals for departmental or individual performance. Below the low end of the Eligibility Range bonuses are not expected to be paid. Within the Eligibility Range, the percentage of the maximum potential bonus which participants are eligible to earn increases as net income increases. If net income is at or above the highest level within the Eligibility Range, each participant is eligible to earn his or her maximum bonus potential. The final determination of all bonus payments to executive officers is made by the Compensation Committee of the Board of Directors. The final determination of all other bonus payments is made by Mr. Wildrick.
Mr. Wildrick does not participate in the Bonus Plan. The employment agreement between the Company and Mr. Wildrick entitles Mr. Wildrick to a bonus of up to 250% of his base salary upon achievement by the Company of certain specified earnings per share goals, payable quarterly. The goals were established in fiscal year 2003 for each year of the current term of Mr. Wildrick’s employment agreement (fiscal year 2004 through fiscal year 2008).